JURY VERDICT RENDERED AGAINST NL AND
CERTAIN OFFICERS AND DIRECTORS

DALLAS, TEXAS – July 20, 2009 – On Friday, July 17, 2009, a Dallas County jury reached a verdict and awarded damages to former minority shareholders of NL Environmental Management Services, Inc. (EMS), an NL Industries, Inc. subsidiary. EMS was established in 1998 with NL contributing $100 million of assets to EMS to pay for costs related to $100 million of NL environmental liabilities assumed by EMS, and the minority stockholders purchased their stock in EMS for $317,000.  NL remained liable to the extent the $100 million was insufficient to fund the liabilities.

The suit arises out of the exercise by former minority shareholders of their contractual right to sell their interest in EMS back to NL in 2005 and their dispute of values for their interest in the subsidiary determined in accordance with the governing agreement between NL and the minority shareholders. The dispute centers primarily on the value of certain assets of the subsidiary and related liabilities at the time of the exercise of their sale rights. Rather than utilize independent third parties, whose findings would have been binding on all parties, to resolve the valuation issues as required by the provisions of the governing agreement, the minority shareholders pursued litigation with a jury trial in the hope of achieving a more favorable outcome.

NL believes the facts and evidence do not support the verdict in the case. NL continues to believe the claims of the plaintiffs are without merit and are subject to certain affirmative defenses and counterclaims. NL plans to appeal the verdict and will continue to vigorously defend this matter and expects the jury verdict will be set aside.

* * * * *